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EXHIBIT 10.64

EXECUTIVE COPY

ASSET PURCHASE AGREEMENT

between

MAGNETEK, INC.

and

AMERICAN CIRCUIT BREAKER CORPORATION

For the Power Components Division and Capacitor Division of MagneTek, Inc.

Dated as of June 29, 2001

i

6.2	Accounts Receivable	28
6.3	Waiver of Bulk Sales Law Compliance; Indemnification	28
6.4	Excluded Assets	28
6.5	Insurance	28
ARTICLE VII MUTUAL COVENANTS		29
7.1	Cooperation	29
7.2	Publicity	29
7.3	Records	29
7.4	Consents	30
7.5	Access to Former Business Records; Cooperation in Litigation	30
7.6	Preparation of Tax Returns	31
7.7	Use of Trademarks and Trade Names	31
7.8	WARN Act	32
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER		32
8.1	Conditions to Obligations of Buyer	32
8.2	Conditions to Obligations of Seller	33
ARTICLE IX EMPLOYEE BENEFIT MATTERS		33
9.1	Employees	33
9.2	Employee Benefit Plans	34
9.3	Vacation, Holiday, Sick and Severance Pay	35
9.4	Access to Information	35
9.5	Payroll Tax	35
9.6	Third-Party Beneficiaries	35
ARTICLE X INDEMNIFICATION		35
10.1	Indemnification by Seller	35
10.2	Indemnification by Buyer	36
10.3	Losses Net of Insurance, Etc.	36
10.4	Termination of Indemnification	37
10.5	Procedures Relating to Indemnification	37
10.6	Survival of Representations	38
10.7	No Exhaustion of Remedies	38
ARTICLE XI DEFINITIONS		39
11.1	Certain Defined Terms	39
11.2	Other Definitional Provisions	45
ARTICLE XII GENERAL PROVISIONS		45
12.1	Assignment	45
12.2	No Third-Party Beneficiaries	45
12.3	Termination	45
12.4	Expenses	46
12.5	Further Assurances	46
12.6	Amendments	47
12.7	Notices	47
12.8	Interpretation; Exhibits and Schedules	47
12.9	Counterparts	47
12.10	Entire Agreement	48
12.11	Severability	48
12.12	Equitable Relief	48
12.13	Governing Law	48

ii

SCHEDULES

Schedule 1.1(a)	Owned Real Property
Schedule 1.1(b)	Leasehold Interests
Schedule 1.2(k)	Excluded Assets
Schedule 2.1(d)	Closing Balance Sheet Procedures
Schedule 3.2(b)	Conflicts
Schedule 3.2(c)	Consents
Schedule 3.2(d)	Mexico Sub
Schedule 3.4(a)	Financial Statements
Schedule 3.4(c)	Accounts Receivable
Schedule 3.5(a)	Material Adverse Changes
Schedule 3.5(b)	Conduct in Ordinary Course
Schedule 3.6	Taxes
Schedule 3.7	Liens
Schedule 3.9	Intellectual Property
Schedule 3.10	Personal Property
Schedule 3.11	Listed Contracts
Schedule 3.12	Litigation
Schedule 3.13	Employee Benefit Plans
Schedule 3.14	Compliance with Applicable Law Matters
Schedule 3.15	Environmental Matters
Schedule 3.16(a)	Employee and Labor Relations
Schedule 3.16(b)	Business Employees
Schedule 3.19(a)	Product Claims
Schedule 3.19(b)	Underwriters Laboratories Products
Schedule 3.19(c)	Warranties
Schedule 3.20(a)	Customers
Schedule 3.20(b)	Suppliers
Schedule 3.21	Permits
Schedule 4.2(b)	Buyer Conflicts
Schedule 4.2(c)	Buyer Consents
Schedule 5.6	Restricted Products
Schedule 9.1(a)	Excluded Business Employees
Schedule 9.1(b)	Collective Bargaining Agreements
Schedule 9.2(a)	Buyer Benefit Plans
Schedule 9.2(b)	Cafeteria Plan

EXHIBITS

Exhibit A	Transfer Documents
Exhibit B	Post Closing Services Agreement

iii

ASSET PURCHASE AGREEMENT

    ASSET PURCHASE AGREEMENT ("Agreement") dated as of June 29, 2001, by and between MAGNETEK, INC., a Delaware corporation ("MagneTek" or "Seller") and AMERICAN CIRCUIT BREAKER CORPORATION, a New York corporation ("Buyer").

RECITALS

    MagneTek, through its Power Components Division and Capacitor Division (collectively, the "Division"), has historically engaged in the business of developing, manufacturing, selling and distributing AC/DC electrical converters, distribution panels and automatic generator transfer switches for the recreation vehicle industry, and wet and dry electrical capacitors for the lighting and motor industries, as well as custom and standard magnetic products applicable to a variety of industries at the plant facilities owned or leased by Seller in connection with the businesses located in Goodland, Indiana; Bridgeport, Connecticut; Lake Village, Indiana; Los Indios, Texas; and H. Matamoros, Tamaulipas, Mexico respectively (the "Business"). MagneTek conducts the Business domestically as a division (or divisions) and internationally, through Power Components de Mexico, S.A., de C.V. ("Mexico Sub"), a subsidiary formed under the laws of Mexico.

    The parties hereto desire that MagneTek sell, transfer, convey and assign to Buyer (i) substantially all of the assets, properties, interests in properties and rights used in the Business, and (ii) all of the issued and outstanding capital stock ("Stock") of Mexico Sub, and that Buyer purchase and acquire the same, subject to the assumption by Buyer of the liabilities and obligations of Seller relating to the Business, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

    In consideration of the mutual representations, warranties, agreements and covenants and upon and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

    1.1  Sale and Transfer of the Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to the Stock and all of Seller's right, title and interest in and to Seller's business, rights, claims and assets (except the Excluded Assets) used primarily in the operations of the Business, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, whether or not at the plant facilities of the Business (collectively, including the Stock, the "Assets"). The Assets include, but are not limited to, the following assets or rights of Seller:

        (a) all of the owned real property, including buildings, improvements and structures thereon, described on Schedule 1.1(a) (the "Owned Real Property");

        (b) all leasehold interests in real property used primarily in the operation of the Business including, without limitation, those described in Schedule 1.1(b);

        (c) all tangible personal property relating primarily to the Business, including, without limitation, fixtures, furnishings, furniture, office equipment and supplies, computer equipment, vehicles, rolling stock, tools, tooling and forms, machinery and equipment, including, without limitation, those described in Schedule 3.10;

        (d) all inventory, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies, relating primarily to the Business;

        (e) all intangible properties and rights used primarily in the Business, including, without limitation, all United States and foreign patents and patent applications, trade names, trademark and service mark registrations and applications, common law trademarks and copyright registrations, and all other intellectual property and rights, proprietary information, know-how, trade secrets, inventions, processes, formulas, specifications, technical data, engineering and production designs, mask work, computer discs and tapes, spreadsheets, plans, diagrams and schematics, and any unregistered intellectual property used primarily in the Business, and Seller's proprietary computer programs and other software and firmware, including Seller's proprietary data bases, websites, accounting and reporting formats, systems and procedures used primarily in the Business, together with the licenses with respect thereto and all common law rights and goodwill appurtenant thereto (collectively, the "Intellectual Property");

        (f)  all Contracts to which Seller is a party that relate primarily to the Business (including, but not limited to, all Contracts listed on Schedule 3.11, except for any Contract comprising an Excluded Liability (collectively, the "Assigned Contracts");

        (g) all transferable business licenses and permits of Seller (including any transferable certifications or approvals of Underwriters Laboratories or other substantially similar organization in the United States, Canada, Mexico or any other applicable jurisdiction) used primarily in or relating primarily to the Business;

        (h) all books, records, files and papers (other than Tax records), whether in hard copy or computer format, including, without limitation, plans and specifications, surveys and title policies relating to the Owned Real Property, customer lists, credit information, supplier lists, purchase and sale orders, cost and pricing information, employment and personnel records and files, promotional materials and other operating data and information, wherever located, used primarily in connection with the Assets and the operation of the Business (the "Records");

        (i)  all accounts, notes and other receivables of Seller on the Closing Date arising exclusively out of the activities of the Business;

        (j)  all prepaid rent, prepaid property taxes, prepaid supplies, advances and other prepaid expenses and deposits (including security deposits) of Seller;

        (k) all claims and rights of Seller against third parties under Assigned Contracts (including all warranties and guaranties received from vendors, suppliers or manufacturers in respect of the Business and/or Assets), causes of action, judgments, claims, demands, rights of recovery or set-off of whatever nature, and any condemnation awards relating primarily to the Business;

        (l)  the corporate charter, minute books, stock transfer books and other documents relating to the organization, maintenance and corporate existence of Mexico Sub; and

        (m) all goodwill appurtenant to the foregoing Assets and, for the period specified in Section 7.8, the right to represent to third parties that Buyer is the successor to the Business.

    Notwithstanding anything to the contrary herein contained, at the request of either Buyer or Seller, the parties agree to enter into a separate stock purchase agreement between MagneTek, as seller, and Buyer or a designated Affiliate of Buyer, as purchaser, in respect of the sale and purchase of the Stock, providing for the sale of the Stock. The parties agree that the portion of the of the purchase price allocable to the Stock is One Hundred Thousand Dollars ($100,000).

    1.2  Assets Not Transferred.  Notwithstanding anything herein to the contrary, the following assets relating to the Business are not included in the Assets and shall be retained by Seller following the Closing (the "Excluded Assets"):

        (a) all cash and cash equivalent items (except for deposits and prepaid expenses reflected on the Final Closing Balance Sheet and relating to Assumed Liabilities) of Seller, including, without limitation, checking accounts, bank accounts, lock box numbers other than those listed on Schedule 1.2(a), certificates of deposit, time deposits, securities and the proceeds of accounts receivable, including uncashed checks in payment thereof received by Seller on or prior to the Closing Date, in each case whether or not relating to the Business;

        (b) all rights, properties, and assets which have been used or held for use in connection with the Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been made in the Ordinary Course of the Business as conducted at the date hereto and otherwise in accordance with the terms of this Agreement, the Post Closing Services Agreement and the Transfer Documents;

        (c) MagneTek's corporate charter, qualifications to conduct business, arrangements with registered agents relating to qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating solely to the organization, maintenance and corporate existence of MagneTek;

        (d) rights to or claims for refunds or rebates of Taxes and other governmental charges for any period ending on or prior to the Closing Date, and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller relating to any such period, whether or not attributable to the Business;

        (e) claims or rights against third parties, except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; provided, however, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of Excluded Assets or Excluded Liabilities hereunder shall be Excluded Assets;

        (f)  all insurance policies of Seller in respect of the Business and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

        (g) proprietary or confidential business or technical information, records and policies that relate to any other division of Seller, to Seller generally or to any of Seller's Affiliates (other than Mexico Sub) which are not used primarily in the Business, including, without limitation, organization manuals, strategic plans, Tax records and related information;

        (h) subject to the limited rights granted in Section 7.8, all "MagneTek" marks, and all trademarks or service marks, trade names, slogans, domain names (including MagneTek.com and MagneTek.net) or other like property relating to or including the name "MagneTek," the mark "MagneTek," or any derivative thereof, and the "MagneTek" logo or any derivative thereof, the mark "Energy Engineered," the "Power M" design or any derivative thereof;

        (i)  any asset or right that is provided to the Buyer pursuant to the Post-Closing Services Agreement or the ULT Agreements;

        (j)  all Records relating to pending lawsuits not included in the Assumed Liabilities; and

        (k) the Excluded Assets described on Schedule 1.2(k).

    1.3  Transfer of Owned Property.

        (a) At any time prior to the Closing, Buyer may elect, at its sole option upon written notice to Seller thereof, to designate an Affiliate of Buyer to acquire and/or purchase the Owned Real Property hereunder. The deed to the Owned Real Property (the "Deed") shall be a limited warranty deed with covenants against Seller's acts in proper form for recording and reasonably acceptable to Buyer and its counsel in order to convey to Buyer and/or its Affiliates at the Closing good, marketable and insurable fee simple title to such Owned Real Property as set forth herein.

        (b) Buyer's obligation to consummate the Transactions hereunder shall be subject to, and conditioned upon, the receipt by Buyer, on or prior to the Closing Date, of an ALTA Standard Coverage Form of Owner's Policy of Title Insurance (formerly referred to as a CLTA Owner's Policy of Title Insurance) issued by the Title Company with respect to the Owned Real Property pursuant to the Title Commitment (the "Title Policy"). The Title Policy shall include liability limits in an amount determined solely by Buyer prior to the Closing, at standard rates, together with such endorsements as Buyer shall reasonably request, with the cost thereof to be paid solely by Buyer (upon consummation of the Transactions). The Title Policy shall be satisfactory to Buyer in its sole discretion.

    1.4  Assumed Liabilities.  As of the Closing Date, Buyer shall assume only the following liabilities and obligations of the Seller relating primarily to the Business (the "Assumed Liabilities"):

        (1) all liabilities arising from the conduct of the Business after the Closing Date;

        (2) all liabilities set forth on the Final Closing Balance Sheet, which shall not include any Taxes relating to income, franchise or gross receipts of Seller;

        (3) all liabilities of Seller under the Assigned Contracts;

        (4) all liabilities for warranty claims with respect to Products sold or services provided by the Business on or before the Closing Date, except those warranty claims which constitute Excluded Liabilities pursuant to Section 1.5(8) hereof;

        (5) all liabilities, except for liabilities in respect of claims as to which Buyer notifies Seller within eighteen (18) months following the Closing Date, for product liability claims for injury, property damage and/or other Losses of third parties after the Closing Date with respect to Products manufactured or services provided by the Business on or before the Closing Date;

        (6) all liabilities, except for liabilities in respect of claims as to which Buyer notifies Seller within eighteen (18) months following the Closing Date, for workers' compensation claims for injuries incurred by a Business Employee on or before the Closing Date;

        (7) all Environmental Losses (other than Bridgeport Losses) arising after the third anniversary of the Closing Date,

        (8) all liabilities assumed by the Buyer pursuant to Article IX (Employee Benefit Matters) hereof;

        (9) all other liabilities (except for liabilities from any "extraordinary losses" as that term is defined under GAAP) not set forth in subsections (1) through (8) above arising from any occurrence, event or condition existing in connection with the Business and/or the Assets on or before the Closing Date that are not otherwise Excluded Liabilities up to, but in no event exceeding, $1,000,000 in the aggregate.

    1.5  Excluded Liabilities.  All liabilities, Losses, obligations, and commitments of Seller in connection with the Business other than the Assumed Liabilities expressly set forth in Section 1.4 above (the "Excluded Liabilities") shall be retained by Seller and shall in no event be assumed by Buyer.

Without limiting the foregoing, Buyer shall not assume or otherwise be responsible for, without limitation, the following Excluded Liabilities, whether of Seller or of Mexico Sub:

    Any liability, Loss, obligation or commitment:

        (1) arising in connection with any Excluded Asset;

        (2) arising in connection with any unrelated asset, property or business of Seller (including, but not limited to, any of Seller's operations in Mexico or otherwise in respect of the division operated historically as the Buyer's Lighting Power Products Division or any other subsidiary or division of Seller), in each case, other than those relating to the Business and the Assets;

        (3) arising in connection with any Seller Plan, except as provided in Article IX;

        (4) arising in connection with any Taxes of Seller and/or its Affiliates for any period or portion thereof ending on or prior to the Closing Date, but excluding (i) any Transfer Taxes that are the responsibility of Buyer pursuant to Section 2.3 and (ii) any Taxes reflected on the Final Closing Balance Sheet, other than any Taxes relating to income, franchise or gross receipts of Seller, provided, however, that Seller shall indemnify Buyer for any liability in respect of any Taxes of Mexican Sub that are incurred in, or that is attributable to any Tax period or portion thereof ending on or before the Closing Date, other than Taxes included as liabilities in the calculation of Closing Net Worth Amount pursuant to Section 2.1(a) and Taxes incurred on or after the Closing Date as a result of actions taken by Buyer or the Mexican Sub following the Closing;

        (5) arising at any time in connection with (i) any Bridgeport Losses or (ii) the disposal or arrangement for disposal of Hazardous Materials by Seller at any third-party property or off-site locations, to the extent that any Governmental Authority requires the investigation, remediation, monitoring or abatement of any condition caused thereby;

        (6) arising, through the third anniversary of the Closing Date, in connection with any Environmental Losses (other than any Bridgeport Losses);

        (7) arising in connection with any litigation pending in respect of the Business, as of the Closing Date;

        (8) arising in connection with any warranty claims made within eighteen (18) months following the Closing Date (provided that Buyer notifies Seller within such period), with respect to any Products sold or services provided by the Business on or before the Closing Date, the expenses of which, in the aggregate, are greater than the warranty reserve on the Final Closing Balance Sheet;

        (9) arising in connection with any product liability claims for injury, property damage and/or other Losses after the Closing Date with respect to Products manufactured or services provided by the Business on or before the Closing Date, if Buyer notifies Seller with respect to any such claim within eighteen (18) months following the Closing Date;

        (10) arising out of any workers' compensation claims for injuries incurred by a Business Employee on or before the Closing Date, if Buyer notifies Seller with respect to any such claim within eighteen (18) months following the Closing Date;

      (11)   arising from any Debt of Seller;

      (12)   arising out of any liability based upon the exposure of a Business Employee to asbestos in the course of his employment prior to the Closing Date;

      (13)   arising from the failure of Mexico Sub to have all Permits or to have taken all actions required under any Mexican Requirements of Law pertaining to (i) environmental matters in respect of its activities and/or its facility (ii) customs or import matters in respect of its assets, including, without limitation, in respect of any asset seized by Mexican Governmental Authorities as a result of the failure to have complied with such Requirements of Law, Losses equal to the fair market value of such asset; and in respect of the Excluded Liabilities described in both clauses (i) and (ii), Losses including the expense of corrective actions and filings with Mexican Governmental Authorities or posting any bond required to prevent seizure of assets or plant closure (without limiting the other matters described in the definition of "Losses");

      (14)   arising out of liabilities or obligations of the Business, to the extent not deemed to be Assumed Liabilities as a result of the limitations set forth in subsection (9) of Section 1.4 hereof; provided, however, that to the extent that any such liabilities arise out of circumstances that are also the subject of any of the representations and warranties of Seller pursuant to Article III of this Agreement and constitutes a breach of such representation or warranty, then such liabilities will not be deemed Excluded Liabilities (regardless of whether indemnification is then available for such breach) unless such liabilities are also described in any of clauses (1) through (13) of this Section 1.5.

    1.6  Closing.  The closing (the "Closing") of the purchase and sale of the Assets and the other transactions contemplated hereby (the "Transactions") shall be held at the offices of Gibson, Dunn & Crutcher LLP in New York, New York, at 10:00 a.m. local time on June 29, 2001 or such other date, time and place as shall be mutually agreed to by the parties hereto. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

    1.7  Purchase Price.  The purchase price to be paid by Buyer to Seller for the Assets hereunder shall be NINETEEN MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $19,500,000) (the "Purchase Price"), together with the Assumed Liabilities to be assumed by Buyer pursuant to Section 1.4 hereof, subject to adjustment as set forth in Article II below. At the Closing, Buyer shall deliver to Seller by wire transfer (to a bank account designated by Seller in writing at least two (2) Business Days prior to the Closing Date) or in immediately available funds, an amount equal to the Purchase Price.

    1.8  Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer: (a) the Transfer Documents, (b) the Post Closing Services Agreement, (c) certificates representing the Stock duly endorsed in blank or accompanied by stock powers duly executed in blank, (d) the Deed, (e) the documents and agreements referred to in Section 8.1 hereof and (f) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Seller (i) the documents and agreements referred to in the preceding clauses (a) through (c) and in Section 8.2 hereof and (ii) such other instruments of assumption and documents as Seller may reasonably request. In addition, at the Closing, Seller shall deliver or cause to be delivered to Buyer a certificate stating that it is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

ARTICLE II
PURCHASE PRICE ADJUSTMENT AND RELATED MATTERS

    2.1  Purchase Price Adjustment.

  (a)
  Adjustment. The Purchase Price shall be increased or decreased on a dollar-for-dollar basis by the amount of increase or reduction, if any, in the Closing Net Worth Amount (as defined below) from the Base Net Worth Amount (as defined below) (the "Adjustment"). For purposes of this Section 2.1: (i) the "Closing Net Worth Amount" shall mean (A) the aggregate value of all inventory (including raw materials, work in process and finished goods) and accounts and other receivables exclusively relating to the Business less (B) the aggregate amount of the accounts payable and accrued expenses exclusively relating to the Business, in each case, determined as of the Closing Date and as set forth in the Final Closing Balance Sheet; and the (ii) "Base Net Worth Amount" shall mean Thirteen Million Three Hundred Eighty-One Thousand Dollars ($13,381,000). For purposes hereof: (i) all accounts receivable of the Business shall be valued net of any applicable reserves maintained in accordance with GAAP, consistently applied; and (ii) all inventory of the Business shall be valued at an amount determined in accordance with GAAP, consistently applied.

    The parties also hereby acknowledge and agree that, prior to the Closing, duly-authorized representatives of Seller and Buyer have jointly conducted, at Seller's sole expense, a physical count of Seller's inventory relating to the Business.

  (b)
  Final Closing Balance Sheet.

  (i)
  Closing Balance Sheet. Within 60 days after the Closing Date, Buyer at its own expense shall deliver to Seller a pro forma balance sheet of the Business as of the close of business on the Closing Date prepared in accordance with Section 2.1(d) below (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer shall have access to Seller's Records relating to the Business or otherwise relevant to the preparation of the Closing Balance Sheet, and Seller shall make the appropriate personnel reasonably available to Buyer. During the 30 days immediately following Seller's receipt of the Closing Balance Sheet, Seller shall be entitled to review the Closing Balance Sheet and Buyer's working papers relating to the Closing Balance Sheet, and Buyer shall provide Seller reasonable access, upon reasonable notice, at reasonable times to its personnel, properties and Records to the extent comprising Assets solely for such purpose; provided that such access shall not unreasonably disrupt the operations of the Business.

  (ii)
  Notice of Disagreement. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof unless Seller gives written notice to Buyer of its disagreement with the method of presentation thereof or with the determination of any amount thereon (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the 30 days immediately following the delivery of any Notice of Disagreement, Seller and Buyer shall negotiate in good faith to resolve in writing any differences, which they may have with respect to any matter specified in such Notice of Disagreement. At the end of such 30-day period (or such longer period on which Seller and Buyer may from time to time agree in writing), Seller and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and ll matters that remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Accounting Firm shall be such nationally-recognized independent public accounting firm as shall be mutually agreed upon by the parties hereto in writing. The Accounting Firm shall be instructed to use all reasonable efforts to issue its determination within fifteen (15) days after submission of the dispute to such firm, and in all events, within thirty (30) days following such submission. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Article II shall be borne 50% by Buyer and 50% by Seller.

    (iii)
    Determination of Final Closing Balance Sheet.  If a timely Notice of Disagreement is received by Buyer with respect to the Closing Balance Sheet, then such Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties (the "Final Closing Balance Sheet") on the earlier of (x) the date the parties, as between themselves, resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date the Accounting Firm delivers its final resolution to the parties (in which case, the Closing Balance Sheet shall be adjusted in accordance with the parties' prior mutual written agreement, and with such adjustments necessary to reflect the Accounting Firm's resolution of the matters properly in dispute).

    (iv)
    Access to Working Papers.  During the 30 days immediately following the delivery of any Notice of Disagreement and during any subsequent period of arbitration by the Accounting Firm, Seller shall have reasonable access upon reasonable prior notice to Buyer's working papers relating to the Closing Balance Sheet and to Buyer's Records to the extent comprising Assets, and Buyer shall have reasonable access upon reasonable prior notice to Seller's working papers and books and records relating to the Notice of Disagreement, in each case, solely for the purposes of preparation of the Closing Balance Sheet.

  (c)
  Post Closing Adjustment.

  (i)
  If the Closing Net Worth Amount as reflected on the Final Closing Balance Sheet is determined to be less than the Base Net Worth Amount, there will be a dollar-for-dollar downward adjustment of the Purchase Price, with Seller being obligated to pay Buyer the sum by which the Closing Net Worth Amount is less than the Base Net Worth Amount. If, however, the Closing Net Worth Amount as reflected on the Final Closing Balance Sheet is determined to be greater than the Base Net Worth Amount, there will be a dollar-for-dollar upward adjustment of the Purchase Price, with Buyer being obligated to pay Seller any sum by which the Closing Net Worth Amount exceeds the Base Net Worth Amount.

  (ii)
  The Purchase Price shall also be subject to adjustment after the Closing Date on account of the proration of water, electricity, gas, sewage and other utility charges and Taxes applicable to the Business and/or the Assets if and only to the extent such amounts are not reflected on the Final Closing Balance Sheet.

  (iii)
  If the Purchase Price is subject to adjustment pursuant to this Section 2.1(c), the required adjustment, together with interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to the prime rate charged by Bank of America in effect on the Closing Date, will be paid within five (5) Business Days of the determination of the amount due. Any party may, in its sole discretion, make a payment pursuant to this Section 2.1(c) prior to the final determination of the Final Closing Balance Sheet for the purpose of reducing the interest it may be obligated to pay pursuant to such provision.

  (d)
  Procedures for Balance Sheet Preparation. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as set forth in Section 3.4(b) hereof), applied in a manner consistent with that followed in the preparation of the December Balance Sheet. The Closing Balance Sheet will reflect the matters on Schedule 2.1(d) attached hereto.

  (e)
  De Minimus Adjustment. Notwithstanding the foregoing provisions of this Section 2.1, no adjustment to the Purchase Price shall be made hereunder unless such adjustment would exceed Ten Thousand Dollars ($10,000), and if the adjustment would exceed Ten Thousand Dollars ($10,000), then the full amount of the adjustment shall be made hereunder.

  (f)
  No Change in Accounting Policies. Buyer agrees that, until the Final Closing Balance Sheet has been mutually approved by both of the parties and the final Purchase Price adjustment has been determined, Buyer will not take any actions with respect to its accounting books, Records, policies and procedures of the Business which would materially impede the preparation of the Closing Balance Sheet on the basis provided in this Agreement. The provisions of this Section 2.1(f) shall not be deemed to affect in any manner whatsoever the calculations of reserves by the parties pursuant to Section 2.1(d) hereof.

    2.2  Tax Allocation.  The parties agree that the aggregate Purchase Price shall be allocated as set forth in a certificate of Buyer delivered to Seller together with the Closing Balance Sheet. In the event that Seller disagrees with the allocation set forth in such certificate, it shall notify Buyer within fifteen (15) days of its receipt thereof, and if the parties are unable to agree on such allocation within thirty (30) days of such notice, they shall select a nationally recognized accounting firm to prepare such schedule (the cost of which shall be borne equally by Buyer and Seller). Such revised allocation shall be final and binding on the parties. Buyer and Seller shall report the purchase and sale of the Assets in accordance with the allocation (as finally determined) for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder).

    2.3  Transfer Taxes.  Buyer and Seller shall cooperate in preparing, executing and filing all use, sales, real estate, transfer, value added and similar Tax Returns relating to the purchase and sale of the Assets. At or following the Closing, Buyer and Seller each shall pay (or reimburse each other for) one-half of any Transfer Taxes due with regard to such purchase and sale of the Assets. To the extent such Transfer Taxes are not computed at the Closing, the parties shall each pay their respective one-half of such Transfer Taxes when they are due. Under no circumstances shall such Transfer Taxes be reflected as a liability on the Final Closing Balance Sheet. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.2. Buyer will cooperate with Seller in providing such resale certificate as may be requested in order to comply with the requirements of applicable state taxation laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:

    3.1  Due Organization and Qualification.  MagneTek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own or lease such of the Assets as it owns or leases. Mexico Sub is a company duly organized, validly existing and in good standing under the laws of Mexico. Each of Seller and Mexico Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction which is material to the operation of the Business and where such qualification is required. Each of Seller and Mexico Sub has all requisite corporate power to carry on the Business as it is presently being operated by Seller and/or Mexico Sub.

    3.2  Authority; No Conflicts; Governmental Consents; Corporate Matters.

        (a) Seller has all requisite corporate power and authority to enter into this Agreement, the Transfer Documents and the Post Closing Services Agreement and to consummate the Transactions. All corporate acts required to be taken by Seller to authorize the execution, delivery and performance of this Agreement the Transfer Documents and the Post Closing Services Agreement and the consummation of the Transactions have been duly and properly taken, including any required shareholder approval. This Agreement has been duly executed and delivered by Seller and constitutes, and when executed and delivered by the Seller at the Closing, each of the Transfer Documents and the Post Closing Services Agreement will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b) Except as disclosed on Schedule 3.2(b), the execution and delivery of this Agreement by Seller does not, and the execution and delivery of each of the Transfer Documents and the Post Closing Services Agreement by Seller will not, and the consummation of the Transactions by Seller will not, require the material consent or approval of a third party (collectively "Third Party Consents"), result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a benefit under, or result in the creation of any material Lien upon any of the assets or properties of Seller and/or Mexico Sub under, any provision of: (i) the Certificate of Incorporation or By-Laws or other organizational documents governing Seller or Mexico Sub, (ii) subject to the matters disclosed in Schedule 3.2(b), any material Contractual Obligation to which Seller and/or Mexico Sub is a party or (iii) any judgment, order, injunction, award or decree or, subject to the matters described in clauses (A) through (E) in Section 3.2(c) below, any material Requirement of Law applicable to Seller and/or Mexico Sub and/or their respective assets.

        (c) Schedule 3.2(c) sets forth a list of all material consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, any foreign or domestic Governmental Authority (the "Governmental Consents") which are (i) required to be obtained or made by or on behalf of Seller and/or its Affiliates in order to enable each such party to execute and deliver this Agreement and the Transfer Documents and the Post Closing Services Agreement and to consummate the Transactions in all material respects, including without limitation, (A) compliance and filings under the Mexican Federal Law of Economic Competition (the "Mexican Antitrust Law"), (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (C) compliance with and filings and notifications under applicable Environmental Laws and (D) those that may be required solely by reason of Buyer's participation in the Transactions contemplated hereby and/or (E) assignment of the Assigned Contracts.

        (d) The authorized shares of capital stock of Mexico Sub consists of the shares listed on Schedule 3.2(d), all of which are issued and outstanding and constitute the Stock; and Schedule 3.2(d) also sets forth a list of all record and beneficial owners of the Stock. Mexico Sub was formed on October 10, 2000. Except as set forth on such Schedule, since the date Mexico Sub was formed by Seller, no other Person has merged with or into Mexico Sub. All of the outstanding shares of Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive or similar rights, other than the right of first refusal granted to certain shareholders under certain circumstances pursuant to the bylaws of Mexico Sub. There are no equity securities of Mexico Sub authorized, issued or outstanding other than the Stock. Mexico Sub has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable, actually or contingently, for its shares or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of its shares. There are no agreements of any kind which obligate Mexico Sub to issue, purchase, redeem or otherwise acquire any of its shares. The only business Mexico Sub presently conducts and/or has conducted since its organization is the Business. Except as set forth in Schedule 3.2(d), Mexico Sub does not own or lease any real property.

    3.3  Completeness of Assets.  Except for the Excluded Assets or as set forth in the ULT Agreements or the Post Closing Services Agreement, the Assets constitute substantially all of the property and assets which are used by Seller in the conduct of the Business, and the Assets, together with the ULT Agreements and the Post-Closing Services Agreement, will enable the Buyer to conduct the Business in the manner that the Business is presently conducted by Seller.

    3.4  Financial Statements.

        (a) Schedule 3.4(a) contains a true and complete copy of the following: (i) the unaudited balance sheet and related income statement of the Business as of and for the six months ended December 31, 2000 (the "December Balance Sheet"); and (ii) the unaudited balance sheet and related income statement of the Business as of and for the twelve months ended June 30, 2000 (collectively, the "Financial Statements").

        (b) The Financial Statements have been prepared by Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects, on a pro forma basis, the combined financial condition and results of operations of the Business, in each case, as of the respective dates thereof and for the respective periods covered thereby, except for the absence of footnotes and except that:

    (i)
    Excluded Assets and Excluded Liabilities are excluded; and

    (ii)
    intercompany advances and receivables (other than those resulting from the sale of products or services) are excluded from the assets; and

    (iii)
    intercompany liabilities (other than those resulting from the sale of products or services) are excluded from liabilities; and

    (iv)
    accruals for retiree health and welfare benefits are excluded from the liabilities; and

    (v)
    certain accrued Taxes, such as income taxes, are excluded from the liabilities.

        (c) All of the accounts receivable in respect of the Business reflected in the books of account of Seller arose from bona fide transactions in the Ordinary Course from the sale of services or goods. Schedule 3.4(c) sets forth, as of March 31, 2001, a list of the accounts receivable of the key customers of each of the Bridgeport, Connecticut and Goodland, Indiana operations, together with the dating and pricing terms thereof and a description of any material deviations in the terms of such accounts receivable from the Seller's standard terms.

    3.5  Absence of Changes or Events.

        (a) Except as set forth on Schedule 3.5(a) and excluding the Excluded Assets, since December 31, 2000, the date of the December Balance Sheet (the "Balance Sheet Date"), there has not been a material adverse change in the assets, properties, business, financial or other condition or results of operations of the Business, other than changes relating to the economy in general; and (ii) no materially adverse damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking materially adversely affecting the Business and/or the Assets in any material respect. Except as disclosed on Schedule 3.5, or as contemplated by this Agreement, since the date of the December Balance Sheet, Seller has conducted the Business in the Ordinary Course.

        (b) Except as set forth on Schedule 3.5(b), or as contemplated by this Agreement, since the Balance Sheet Date, Seller has conducted the Business in the Ordinary Course and has not: (i) incurred any material obligation or liability, absolute or contingent, except those arising in the Ordinary Course; (ii) mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) any of the Assets, or permitted any of the Assets to be subjected to any (other than a Permitted Lien); (iii) sold, assigned or transferred any Assets or material rights relating to the Business (other than inventory sales in the Ordinary Course); (iv) entered into any material transaction or course of conduct not in the Ordinary Course; (v) incurred any indebtedness for borrowed money; (vi) delayed payment of any material portion of its aggregate accounts payable or other liability of the Business beyond its respective due date or the respective date when such liability would have been paid in the Ordinary Course; (vii) provided for any material increase in the aggregate in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan; or (viii) waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money, except in the Ordinary Course. Since the Balance Sheet Date, there has been no material reduction in the inventory levels of the Business, except in the Ordinary Course.

    3.6  Taxes.  Except as set forth on Schedule 3.6, to the extent Buyer or Mexico Sub could be liable for any inaccuracy of the following (i) Seller has filed within the times and in the manner prescribed by law, all material Tax Returns that it is required to have filed on or prior to the date hereof (within any applicable extension period) and all Taxes payable by, or due from, Seller have been fully paid or adequately disclosed and fully provided for in Seller's books and financial statements in all material respects, and such Tax Returns are materially true and correct and (ii) Seller has filed or caused to be filed within the times and in the manner prescribed by law, all material Tax Returns of Mexico Sub that it is required to have filed on or prior to the date hereof (within any applicable extension period) and all Taxes payable by, or due from, Mexico Sub have been disclosed and fully provided for in the books and the financial statements of the Business in all material respects, and such Tax Returns are materially true and correct. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Business and/or Assets. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Since its organization, Mexico Sub has not been part of an affiliated, consolidated, combined or unitary group other than such a group of which Seller is the parent corporation. To the extent Buyer or Mexico Sub could be liable therefor, all Taxes that are or were required by law to be withheld or collected by Seller and/or Mexico Sub have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authorities. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any such Tax Return that will be binding on Buyer or Mexico Sub following the Closing. Except as set forth in Schedule 3.6, no tax assessment or deficiency is currently proposed by any applicable taxing authority, or to the Knowledge of Seller, is threatened against Seller and/or Mexico Sub with respect to the Business to the extent Buyer or Mexico Sub could be liable therefor. There is no pending tax examination or, or tax claim asserted against Seller in respect of the Business and/or Assets. All Taxes which are due and payable in respect of the Owned Real Property have been duly paid (excepting those for the current tax year which are not yet overdue).

    3.7  Title to Assets other than Owned Real Property.  Seller has good and marketable title to the Stock and all owned assets included in the Assets, and Mexico Sub has good and marketable title to its owned assets, in each case free and clear of all Liens, except: (a) such as are disclosed on Schedule 3.7, (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course, (c) equipment leases with third parties entered into in the Ordinary Course pursuant to the terms hereof and set forth on Schedule 3.7 hereto, (d) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (e) other minor imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the value or continued use and operation of the specific assets to which they relate or the operation of the Business (the Liens hereinabove described in subsections (a)-(e) are hereinafter referred to collectively as "Permitted Liens"). Except as set forth on Schedule 3.7, no inventory of the Business is subject to any consignment, bill and hold or other similar arrangements. Schedule 3.7 also sets forth the locations where the inventory relating to the Business is stored. This Section 3.7 does not relate to Owned Real Property, which is the subject of Section 3.8 hereof.

    3.8  Real Property.

        (a) Owned Real Property. Schedule 1.1(a) sets forth the legal description of the Owned Real Property. At the Closing, Seller shall deliver to Buyer unoccupied possession of the Owned Real Property. To the Knowledge of Seller, the Owned Real Property and the present uses thereof comply in all material respects with applicable Requirements of Law (and any applicable certificates of occupancy) of all Governmental Authorities having jurisdiction over the Owned Real Property. Since January 1, 1998, Seller has received no notices, oral or written, from any Governmental Authority (including any deficiency notices, work orders and other similar requirements) that the Owned Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, is in material violation of any Requirements of Law. To the Knowledge of Seller, no Governmental Authority having the power of eminent domain over the Owned Real Property has commenced or intends to exercise such power of eminent domain or a similar power with respect to all or any part of the Owned Real Property. All buildings, structures and improvements located on the Owned Real Property are in good condition overall, wear and tear excepted, and there are no known material structural defects in such improvements. To the Knowledge of Seller, all mechanical, electrical, plumbing, heating and other systems located therein are in good operating condition, subject to ordinary wear and tear.

        (b) Leased Real Property. Schedule 1.1(b) sets forth a list of all leases and subleases in respect of all real property leased by Seller and/or Mexico Sub and used in connection with the Business (collectively, the "Leased Real Property "). Each lease in respect of the Leased Real Property (a "Lease") is in full force and effect and, except as set forth on Schedule 1.1(b), has not been assigned, modified, supplemented or amended. Neither Seller nor Mexico Sub, as applicable, nor, to the Knowledge of Seller, any applicable landlord thereunder, is in material default under any of the Leases. To the Knowledge of Seller, all uses of the Leased Real Property conform in all material respects to all applicable Requirements of Law relating to building and zoning regulations and to provisions of the applicable Leases.

    3.9  Intellectual Property.  Schedule 3.9 sets forth a list of all patents, copyrights, and registered trademarks, as well as all material unregistered trademarks, trade names, service marks and applications for any of the foregoing and any computer software or firmware owned, licensed or used primarily in connection with the Business (other than those relating to generally commercially available "off the shelf" computer software), included in the Assets (collectively, "Intellectual Property"). With respect to trademarks, Schedule 3.9 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 3.9, Seller and/or Mexico Sub owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 3.9, and no other person or entity has any material proprietary interest in any such Intellectual Property and the consummation of the Transactions will not materially impair the continued use of any such Intellectual Property in connection with the Business following the Closing. Except as disclosed on Schedule 3.9, Seller is not a party to or bound by any license or other agreement with any third Person, on an exclusive or non-exclusive basis, relating to the right to use or exploit any material Intellectual Property in any jurisdiction or otherwise transferred or assigned any material Intellectual Property to any third Person in any jurisdiction, whether or not a payment of a royalty is required. Except as set forth on Schedule 3.9, Seller has not received written notice of any claims which are pending or, to the Knowledge of Seller, threatened against Seller and/or Mexico Sub by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on Schedule 3.9, or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property, or alleging that Seller and/or Mexico Sub is infringing or otherwise violating the rights of any third Person in respect of any such Intellectual Property. To the Knowledge of Seller, except as set forth on Schedule 3.9: (i) Seller and/or Mexico Sub are not infringing upon or otherwise violating or misappropriating the intellectual property rights of any third Person in connection with the Business; and (ii) there has been no violation, infringement or misappropriation by any third Person relating to any such Intellectual Property.

    3.10  Furniture, Fixtures, Machinery and Equipment.  Schedule 3.10 sets forth a list of all material furniture, fixtures, machinery, equipment vehicles and other tangible personal property comprising a portion of the Assets (the "Personal Property"). The Personal Property is in all material respects in good operating condition, subject to normal wear and tear, and adequate for the present uses thereof.

    3.11  Contracts.  Schedule 3.11 sets forth a list of each of the following Contracts: (i) to which Seller is a party and which primarily relate to the Business or (ii) to which Mexico Sub is a party as of the date hereof (the "Listed Contracts"):

        (a) any Contract for a partnership, joint venture or other similar arrangement;

        (b) any Stay and Pay Agreement;

        (c) any employee collective bargaining agreement or other Contract with any labor union;

  (d)
  any Contractual Obligation under which Seller and/or Mexico Sub has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the Ordinary Course or intercompany debt);

  (e)
  any Contract (other than agreements covered by subsection (b) above) that provides for the payment of any severance compensation to any Business Employee, or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of the Business and/or Assets;

  (f)
  any Contract for the purchase or sale of any materials, products or supplies obligating Seller to make aggregate payments in excess of $50,000 which contain, or which commits or will commit Seller for a fixed term in excess of 30 days;

  (g)
  any Contract of employment not terminable at will without material penalty or premium or any continuing obligation or liability;

  (h)
  any management, consignment, consulting, advisory, advertising or agency or service Contract obligating Seller to make aggregate payments in excess of $50,000 not terminable upon 30 days notice without penalty or premium or any continuing obligation or liability;

  (i)
  any marketing, distribution, sales representative, warehousing or distributorship Contract not terminable upon 30 days notice without penalty or premium or any continuing obligation or liability;

  (j)
  any material Contract relating to real property and any material lease for personal property;

  (k)
  any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any line of business or interest in real property;

  (l)
  any Contract under which Seller and/or Mexico Sub has agreed to indemnify any third Person with respect to, or to share, the Tax liability of any third Person;

  (m)
  any Contract to make a capital expenditure or to lease or purchase a capital asset in excess of $50,000 by or on behalf of Seller and/or Mexico Sub in connection with the operation of the Business;

  (n)
  any agreement between Seller or Mexico Sub and any Mexican Governmental Authority relating to the operations of Mexico Sub as a maquiladora;

  (o)
  any bailment agreement relating to the use of Seller's assets by Mexico Sub;

  (p)
  any technical assistance agreement between Seller and Mexico Sub;

  (q)
  any Contract with or for the benefit of any Affiliate of Seller and/or Mexico Sub other than this Agreement, the Post Closing Services Agreement or the ULT Agreements;

  (r)
  any Contract not made in the Ordinary Course;

  (s)
  any other Contract entered into by Seller and/or Mexico Sub relating primarily to, and which materially affects, the Business and/or Assets.

    A true, complete and correct copy of each Contract (reflecting all material amendments thereto) has heretofore been furnished to Buyer. Except as disclosed on Schedule 3.11, each Listed Contract set forth thereon is valid, binding and in full force and effect and is enforceable by Seller or Mexico Sub, as applicable, in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and has not been assigned to any third Person. Except as disclosed in

Schedule 3.11, Seller and Mexico Sub have performed all their respective material obligations required to be performed to date under each of the Listed Contracts, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of Seller, no other party to any of the Listed Contracts is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

    3.12  Litigation; Decrees.  Schedule 3.12 sets forth a list of all pending or, to the Knowledge of Seller, threatened actions, suits, claims or legal, administrative or arbitration proceedings or investigations by or before any court, arbitrator, administrative agency or commission or other Governmental Authority relating to or involving Seller and/or Mexico Sub and/or the Business and/or Assets which: (a) involves a claim of more than Twenty-Five Thousand Dollars ($25,000); (b) seeks any injunctive relief pertaining to the Assets or the Business; (c) seeks to enjoin or prevent the consummation of the Transactions; or (d) if adversely determined, could reasonably be expected to have a Material Adverse Effect. Schedule 3.12 also lists all pending actions, suits, claims or legal or administrative or arbitration proceedings to which Seller or Mexico Sub is a party in respect of the Business and/or Assets involving claims by Seller or Mexico Sub against a third Person. Except as disclosed on Schedule 3.12, neither Seller, nor Mexico Sub is in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to the Business and/or Assets.

    3.13  Employee Benefit Plans Schedule 3.13  contains a list of each material Seller Plan.

    3.14  Compliance with Requirements of Law.  Except as set forth in Schedule 3.14, each of Seller and Mexico Sub is operating the Business and/or Assets in material compliance with all applicable Requirements of Law, including, without limitation, with respect to wages, hours, hiring, promotion, retirement, nondiscrimination, health, safety and other working conditions, pension and other employee benefits, zoning, securities, antitrust, trade regulation, warranties and consumer protection. Except as set forth on Schedule 3.14, neither Seller nor Mexico Sub is in material violation of any applicable Requirements of Law in respect of the Business and/or Assets and, since January 1, 1998, neither Seller nor Mexico Sub has received any written notification of any asserted failure on its part of comply in all material respects with any applicable Requirements of Law, other than Environmental Laws. This section does not address environmental matters, as to which the sole representations are in Section 3.15 and 3.21.

    3.15  Environmental Matters.  Except as set forth in Schedule 3.15:

  (a)
  No Hazardous Materials have been used, stored or generated at, or disposed from, any Owned Real Property or Leased Real Property during the last seven (7) years, other than in material compliance with all applicable Environmental Laws.

  (b)
  No polychlorinated biphenyls, friable asbestos, regulated radioactive material, incinerator, surface impoundment, lagoon, landfill, septic system or underground storage tank are now or have been located on the Owned Real Property or the Leased Real Property during the period of Seller's ownership or leasehold interest in such property.

  (c)
  Seller has obtained all material Permits required pursuant to applicable Environmental Laws for the Owned Real Property, the Leased Real Property or to operate the Business.

  (d)
  Seller is in material compliance with all such material Permits and with all applicable Environmental Laws.

  (e)
  No Hazardous Materials have been released, spilled, disposed of, emitted or injected at any Owned Real Property or Leased Real Property during the period of Seller's ownership or leasehold interest, or, to the Knowledge of Seller, at any other time (other than as to the Bridgeport Facility as to which no representation is made) in a manner which materially violates or violated any applicable Environmental Law or which, to the Knowledge of Seller, has resulted or is reasonably likely to result in a material liability to the Business;

  (f)
  Seller has not disposed of or arranged for the disposal of Hazardous Materials at any third-party property or off-site location in a manner which materially violates or violated any applicable Environmental Law or which, to the Knowledge of Seller, has resulted in a material liability to the Business;

  (g)
  Other than in connection with the Bridgeport Facility, since January 1, 1995, Seller has not received any notice, demand, letter, claim or request for information alleging that the Owned Real Property, the Leased Real Property and/or the Business is or may be in violation of, or that the Seller may be liable under any applicable Environmental Law with respect to the Owned Real Property, the Leased Real Property and/or the Business;

  (h)
  Other than in connection with the Bridgeport Facility, Seller is not subject to any orders, decrees or injunctions with any Governmental Authority relating to liability under any Environmental Law with respect to the Owned Real Property, the Leased Real Property and/or the Business; and

  (i)
  Schedule 3.15 lists all pollution control, waste management, transportation, landfill or other environmental service provider used by Seller in connection with the Business in the last year. To the Knowledge of Seller, there is no basis for liability to Seller in respect of the Business pursuant to applicable Environmental Laws in connection with such service providers based upon any activities or omissions prior to the Closing Date.

    3.16  Employee and Labor Relations.

  (a)
  Except as set forth on Schedule 3.16(a):

  (i)
  there is no labor strike or work stoppage or lockout pending, or to the Knowledge of Seller, threatened, against Seller by any Business Employee, and there has been no such labor difficulties with respect to the Business during the prior three (3) years;

  (ii)
  to the Knowledge of Seller, no union organization campaign is in progress with respect to any Business Employees, and no question concerning representation exists respecting such Business Employees;

  (iii)
  there is no unfair labor practice charge or complaint against Seller in respect of any Business Employee before the National Labor Relations Board;

  (iv)
  there is no material pending grievance in respect of any Business Employee; and

  (v)
  no material charges with respect to or relating to any Business Employee are pending before the Equal Employment Opportunity Commission or any other United States Governmental Authority responsible for the prevention of unlawful employment practices.

  (b)
  Schedule 3.16(b) sets forth (i) a true and complete list of each Business Employee (including position and length of service) and (ii) a list of the names and current base salary rates of all Business Employees whose annual salaries exceed $50,000. No cash bonuses are due to any Business Employee. To the Knowledge of Seller, no key Business Employee listed on Schedule 3.16(b) has advised Seller of an intent or plan to resign, retire or otherwise terminate his or her employment within the next six (6) months following the Closing Date, including, but not limited to, as the result of the Transactions. Neither Seller, nor Mexico Sub has any material liabilities for compensation to any current or former employee of the Business. Schedule 3.16(b) also lists each independent contractor used in connection with the Business since January 1, 2000, setting forth the following information: name, address, responsibilities, engagement duties and compensation.

  (c)
  Seller and/or Mexico Sub are in material compliance with (i) all applicable Requirements of Law relating to employment and employment practices, terms and conditions of employment and wages and laws in connection with the Business and/or Business Employees and (ii) the WARN Act and any similar state or local laws regulating layoffs and/or employment terminations in respect of the Business.

    3.17  Brokers' Fees.  No broker, finder, or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of any actions taken by Seller.

    3.18  Subsidiaries.  Seller does not conduct the Business through any foreign or domestic subsidiaries other than Mexico Sub and does not have any direct or indirect proprietary interest in any foreign or domestic partnership, company or other business entity, in each case materially involved in the conduct of the Business. Mexico Sub does not have any foreign or domestic subsidiaries or own any capital stock or proprietary interest in any foreign or domestic company, partnership, or other business entity.

    3.19  Products; Warranties.

  (a)
  Except as set forth in Schedule 3.19(a): (i) there are no design defects resulting in hazardous conditions, including without limitation, any failure to warn of any design defects involving any Product (as defined below), (ii) all Products: (A) comply in all material respects with applicable Requirements of Law; (B) are fit for the ordinary purposes for which such Products are intended to be used; and (C) conform in all material respects to any material promises or affirmations of fact made on the packaging or instructions for each such Product or in connection with its sale; and (iii) since January 1, 1998, there has not been any product recall, rework or retrofit with respect to any Product. Schedule 3.19(a) also describes all warranty and/or products liability claim experience relating to the Business since January 1, 1998. For purposes hereof, the "Products" shall mean any and all products presently designed, manufactured, sold or distributed by, or services offered by, Seller and/or Mexico Sub in respect of the Business or subject to ongoing warranty.

  (b)
  Except as set forth in Schedule 3.19(b), all Products manufactured, shipped or sold by the Business since January 1, 1998 which require or carry the label, certification or approval of Underwriters Laboratories (or other substantially similar organization in the United States, Canada, Mexico or any other applicable jurisdiction) have been properly and validly certified or approved. All manufacturing standards applied, testing procedures used and product specifications disclosed and utilized by Seller and/or Mexico Sub in connection with the Business have, in each case, materially complied with all applicable requirements established by Underwriters Laboratories (or other substantially similar organization in the United States, Canada, Mexico or any other applicable jurisdiction) and all applicable Federal, state, local or foreign electrical codes or regulations.

  (c)
  Schedule 3.19(c) sets forth a true and complete list of all standard warranty policies of Seller and/or Mexico Sub applicable to sale of the Products which have been in effect since January 1, 1998. Except as disclosed on Schedule 3.19(c), Seller and/or Mexico Sub do not have any outstanding warranties which differ in any material respect from such standard warranties.

    3.20  Customers and Suppliers.

  (a)
  Schedule 3.20(a) sets forth a true and complete list of the ten (10) largest customers of Seller in respect of the Business in terms of sales during the twelve-month period ended June 30, 2000, showing the approximate total sales (expressed in dollar amounts) by Seller and/or Mexico Sub in respect of the Business to each such customer during such period. Since September 30, 2000, no such customer has in writing or, to the Knowledge of Seller, otherwise notified Seller and/or Mexico Sub of any plan or intent at any time to cease or substantially reduce the purchase of products, goods and services.

  (b)
  Schedule 3.20(b) sets forth a true and complete list of the ten (10) largest suppliers to Seller and/or Mexico Sub in respect of the Business during the twelve-month period ended June 30, 2000, measured by dollar volume of purchase by Seller and/or Mexico Sub during such period.

    Since September 30, 2000, no such supplier has in writing or, to the Knowledge of Seller, otherwise notified Seller and/or Mexico Sub of any plan or intent at any time following the Closing Date to cease selling, or to substantially reduce the sale of, any raw materials, supplies, merchandise or other goods to the Business on terms and conditions similar to those used in current sales.

    3.21  Permits.  Schedule 3.21 sets forth a list of all material Permits obtained by Seller relating to the Business. Except as set forth on Schedule 3.21, Seller has obtained all material Permits required by any Requirement of Law in respect of the conduct of the Business including, without limitation, any required by Environmental Law. Each such Permit is valid and in full force and effect, to the Knowledge of Seller, no suspension or cancellation of any such Permit is threatened.

    3.22  Transactions with Affiliates.  Seller's most recent filing with the Securities and Exchange Commission under Regulation S-K of the Exchange Act contains a true and correct description of all transactions with related parties required to be disclosed therein, insofar as such transactions relate to the Business.

    3.23  Exclusivity of Representations.  Except as expressly provided in this Agreement, Seller makes no representation or warranty concerning the Assets, the Stock or the Business, including as to the quality, condition, merchantability, salability, obsolescence, working order or fitness for a particular purpose thereof. Except as expressly provided herein, the Assets (including the Stock) are sold to Buyer "as is and where is."

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows:

    4.1  Due Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own or lease its assets and to carry on its business as it is presently being operated by Buyer.

    4.2  Authority; No Conflicts; Governmental Consents.

  (a)
  Buyer has all requisite corporate power and authority to enter into this Agreement and the Transfer Documents and the Post Closing Services Agreement and to consummate the Transactions. All corporate acts required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the Transfer Documents and the Post Closing Services Agreement and the consummation of the Transactions have been duly taken. This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered by Buyer at the Closing, each of the Transfer Documents and the Post Closing Services Agreement will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  (b)
  Except as disclosed on Schedule 4.2(b), the execution and delivery of this Agreement does not and the execution and delivery of the Transfer Documents and the Post Closing Services Agreement will not, and the consummation of the Transactions will not result in any violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material Lien upon any of the properties or assets of Buyer under, any provision of (i) the Certificate of Incorporation and

    Bylaws of Buyer; (ii) any material Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (i)-(ii) of Section 4.2(c) below, any Requirements of Law applicable to Buyer or its property or assets.

  (c)
  Except as set forth on Schedule 4.2(c), no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority and/or any consent or approval of any other third Persons is required to be obtained or made by or with respect to Buyer or its Affiliates in order to enable such party to execute and deliver this Agreement and/or the Transfer Documents and the Post Closing Services Agreement or to consummate the Transactions in all material respects, including without limitation: (i) compliance and filings under other Mexican Antitrust Laws, and (ii) those that may be required solely by reason of Seller's participation in the Transactions.

    4.3  Actions and Proceedings, Etc.  There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer, in either case which (i) pertain primarily to the Transactions or (ii) are reasonably likely to have a Material Adverse Effect on Buyer in respect of its ability to enter into this Agreement, the Transfer Documents and the Post Closing Services Agreement and to consummate the Transactions hereunder.

    4.4  Buyer's Acknowledgment.  Buyer acknowledges and agrees that, (a) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller or any Affiliate thereof either expressed or implied with respect to the Business or the Transactions and (b) Buyer shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished or caused to be furnished by Seller or any of Seller's officers, directors, employees, agents or advisors, or otherwise available to Buyer.

    4.5  Brokers' Fees.  No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of any actions taken by Buyer.

    4.6  No Knowledge of Seller's Breach.  Neither Buyer nor, to the actual knowledge of Buyer, any of its Affiliates controlled by Buyer, has actual knowledge of any material breach of any representation or warranty by Seller. For the purposes of this Section 4.6, Buyer shall not be deemed to have actual knowledge of any breach of representation or warranty unless Nathan J. Mazurek or Rob Steel has actual knowledge thereof.

    4.7  Acquisition of Shares.  The Shares are being acquired by Buyer for its own account solely for the purpose of investment without the view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof except as described in Section 12.1. Buyer will not so distribute or resell any of the Shares in violation of any such law.

ARTICLE V
COVENANTS OF SELLER

    Seller covenants and agrees as follows:

    5.1  Access.  Prior to the Closing, Seller will give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties and Records of Seller relating to the Business; for purposes of investigating its assets, operations, prospects, obligations and liabilities; provided, however, that such access does not unreasonably disrupt the normal operations of the Business or any part thereof.

    5.2  Insurance.  Seller shall keep all insurance policies presently maintained relating to the Business or replacements therefor, in full force and effect through the close of business on the Closing Date. Buyer will not have any rights under any such insurance policies from and after the Closing Date.

    5.3  Accounts Receivable.  Seller agrees to forward to Buyer, within three Business Days after receipt thereof, any and all proceeds from accounts receivable of the Business that are received by Seller after the Closing Date. If, after the Closing Date, Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller with respect to the Business (but not any other subsidiary, division or business of Seller), on the one hand (for the purposes of this section, "Seller Accounts Receivable") and to Buyer with respect to the Business, on the other hand (for the purposes of this section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall negotiate in good faith with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Seller or Buyer, as applicable.

    5.4  No Solicitation.  For so long as this Agreement shall remain in effect, Seller shall not permit any of its or Mexico Sub's directors, officers, employees, agents or representatives and/or Affiliate to, directly or indirectly, through any representative or otherwise, solicit, initiate, encourage, or negotiate any inquiries or proposals from, or enter into any agreement or discussion with, or provide any information to, any person or entity (other than Buyer) concerning any possible acquisition or purchase of all or any substantial portion of the Assets (other than the Excluded Assets) or any business combination involving the Business, whether by means or merger, consolidation, share exchange or otherwise. Seller will promptly notify Buyer regarding any significant contact between Seller and/or it representatives and any other party regarding any such offer, proposal or inquiry.

    5.5  Consents.  Prior to the Closing, Seller shall use commercially reasonable efforts to procure at the earliest practicable date prior to Closing, all material requisite consents, approvals or authorizations from: (i) third Persons in order to enter into this Agreement and consummate the Transactions (all of which are referred to herein as "Third-Party Consents") and (ii) any Governmental Authorities ("Governmental Consents"). Seller shall cooperate to the fullest extent reasonably possible with the other parties in any reasonable manner in connection with obtaining any consents; provided, however, that such cooperation shall not include any requirement of any party to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

    5.6  Noncompetition.

  (a)
  Seller and/or its Affiliates controlled by it, shall not, from and after the Closing until the fourth anniversary of the Closing Date, directly or indirectly, engage, whether or not such engagement shall be as a partner, stockholder, Affiliate or other participant, in any Competitive Business. In addition, until the first anniversary of the Closing Date, Seller will not solicit nor induce any employee of the Buyer in connection with the Business to terminate his or her employment with the Buyer. As used herein, "Competitive Business" shall mean any business involving the design, manufacture, sale or distribution of any of the products described in Schedule 5.6 ("Restricted Products") in any city or county in any state of the United States or anywhere in North America (including Canada and Mexico). Anything in this Section 5.6 to the contrary notwithstanding, the acquisition by Seller of any Person, less than 10% of the gross revenues of which are derived in a Competitive Business, shall not constitute a breach of this Section 5.6 if such Competitive Business of such Person is sold or otherwise disposed of or discontinued within the year following such acquisition. In addition, nothing in this Agreement shall prohibit Seller from acquiring no more than 2%, in the case of a privately held Person, and no more than 5%, in case of a Person whose securities are actively traded in any securities market worldwide, of the securities of any class of a Person engaged in a Competitive Business. The provisions of this Section 5.6 shall automatically terminate and become null and void in the event of a Change of Control of MagneTek.

  (b)
  The prohibition in Section 5.6(a) shall apply to all political subdivisions or regions in all states of the United States and all geographical areas in North America (including Canada and Mexico). Seller agrees that, in connection with the purchase by Buyer of the Assets (including the goodwill) of the Business, the time and geographic restrictions set forth above are reasonable. Seller agrees that the remedy at law for any breach by Seller of this Section 5.6 will be inadequate and that Buyer shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 5.6 shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in Section 5.6(a) or the period of time or the geographical area covered by this Section 5.6 should be deemed too extensive, then the parties intend that this Section 5.6 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

    5.7  Bridgeport Facility Matters.

  (a)
  Seller shall have the right to control and investigate and/or remediate any condition giving rise to a claim or demand for indemnification by Buyer under this Agreement with respect to any Bridgeport Losses; provided, however, that in such circumstances, Seller shall (i) not unreasonably interfere with or disrupt Buyer's operations and (ii) be permitted to place title or use restrictions on any affected property, provided such restrictions do not materially interfere with the current industrial use thereof or violate the terms of any lease on the Bridgeport Facility; provided, further, that if after written notice and a reasonable opportunity to cure Seller does not exercise such right to control, investigate or remediate within a reasonable period, or fails to diligently continue to control, investigate and remediate, Buyer may exercise such right and Seller will indemnify Buyer pursuant to Article X hereof. Seller and its employees, contractors, representatives and agents shall have reasonable access at reasonable times the Bridgeport Facility for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring required to be performed by Seller after the Closing Date. Seller will consult with Buyer as to Seller's activities pursuant to this Section 5.7 and consider Buyer's input in respect thereof.

  (b)
  Buyer acknowledges that Fruit of the Loom Inc. ("FOL") has agreed pursuant to a contract not being assigned hereunder to complete the remediation of the Bridgeport facility, and agrees to cooperate in all reasonable respects with FOL's performance.

  (c)
  Buyer shall use reasonable efforts to cooperate with the Seller. Nothing in this Agreement shall require Seller to perform any environmental remediation activities or other environmental testing, sampling or monitoring activities beyond that required by applicable Environmental Laws.

  (d)
  Seller will, at reasonable intervals, report to Buyer regarding all activities it undertakes or supervises pursuant to this Section 5.7. Seller will promptly provide to Buyer copies of all material notices, filings or correspondence in respect of the remediation of the Bridgeport facility it receives from either a Governmental Authority or FOL. Buyer will promptly provide to Seller copies of all material notices, filings or correspondence it provides to or receives from either a Governmental Authority or FOL in respect of the remediation of the Bridgeport facility. Except as required by law, or in the circumstances in subparagraph (a) above where Buyer is entitled to assume control and does so, Buyer shall not initiate or direct any communication or correspondence to a Governmental Authority in respect of an environmental matter covered by the indemnification in Section 10.1.

  (e)
  Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against (i) any Bridgeport Losses arising from or related to any change in the use of the

    Bridgeport Facility from its current industrial use or configuration; (ii) any Bridgeport Losses arising from or related to any amendment to or change in any Environmental Law from that which is in effect on the date hereof or (iii) any remediation or other liability arising as a result of the presence of non-friable asbestos in or upon any of the improvements located on any Owned Real Property or Leased Real Property at any time. Seller will not have any obligation to indemnify Buyer Indemnified Parties from any Bridgeport Losses arising with respect to any arising with respect to any release of Hazardous Materials solely as a result of Buyer's activities or omissions. Seller will not have any obligation to indemnify Buyer with respect to supervision, information or oversight costs incurred by Buyer in connection with any remediation or other activities performed by Seller.

    5.8  Payroll Services.  Seller will provide Buyer with payroll services for the Business for a period of not more than ninety days after the Closing Date, without any compensation therefor. Buyer acknowledges that Seller will provide only services consistent with those previously provided to the Business. Buyer shall be responsible for payment of all costs arising from the use of Pro-Business and attributable to the Business. The payroll services to be provided shall include the following:

  (a)
  Entering payroll on a weekly basis including calculation of back pay, severance, overtime, short term disability, garnishments, W-4 changes and banking changes;

  (b)
  Maintaining a Mexican tax spreadsheet;

  (c)
  Writing and maintaining reports in "Report Writer;"

  (d)
  Maintaining audit schedules;

  (e)
  Maintaining payroll security system;

  (f)
  Handling payroll related tax returns; and

  (g)
  Handling payroll-related inquiries from Buyer's employees.

ARTICLE VI
COVENANTS OF BUYER

    Buyer covenants and agrees as follows:

    6.1  Confidentiality.  Buyer acknowledges that the information regarding the Business heretofore and hereafter provided to it by Seller is subject to the terms of a confidentiality agreement between Seller and Buyer dated as of September 1, 2000 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference except that the expiration is extended by twelve (12) months from the date hereof. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Business; and provided, further, that Buyer acknowledges that any and all other provisions shall remain in effect, and all information provided to it by Seller or its representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

    6.2  Accounts Receivable.  Buyer agrees to forward or cause to be forwarded to Seller, within three (3) Business Days after the receipt thereof, any and all proceeds from accounts receivable of Seller relating to the Business that are received by Buyer after the Closing Date. If, after the Closing Date, Buyer receives any payment from any Person who at the time of such at the time of such payment has outstanding Seller Accounts Receivable and Buyer Accounts Receivable, and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable but without specifying the portion to be allocated to each, then Seller and Buyer shall negotiate in good faith with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Buyer or Seller as applicable.

    6.3  Waiver of Bulk Sales Law Compliance; Indemnification.  Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any jurisdiction of the United States in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions. Seller shall indemnify and hold Buyer and/or its successors and assigns and/or any Indemnified Buyer Affiliate harmless from and against any and all Losses suffered, incurred or required to be paid at any time by Buyer and/or its successors and assigns and/or any Indemnified Buyer Affiliate arising out of any Third-Party Claim resulting from Seller's non-compliance with any such bulk transfer or substantially similar type of Requirements of Law, which indemnification hereunder shall be without limitation as to time or amount of claim, but otherwise shall be pursuant to the provisions of Article X hereof.

    6.4  Excluded Assets.  If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then Buyer shall take reasonable steps at the expense of Seller to deliver such Excluded Assets to such Seller, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto.

    6.5  Insurance.  Buyer shall obtain insurance with respect to the Business following the Closing Date covering general liability and products liability in amounts customary for the industry of which the Business is a part and at reasonable prevailing premium rates; provided, however, that Buyer shall not be required to insure any claims whenever arising out of events or circumstances occurring prior to the Closing Date.

ARTICLE VII
MUTUAL COVENANTS

    Seller covenants and agrees with Buyer, and Buyer covenants and agrees with Seller, as follows.

    7.1  Cooperation.  Seller and Buyer shall use all reasonable efforts to cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business to Buyer and to minimize any disruption to the respective businesses of Seller and Buyer and the Business that might result from the Transactions contemplated hereby. No party shall be required by this Section 7.1 to take any action that would unreasonably interfere with the conduct of its business and/or the Business in the Ordinary Course. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to cause the Closing to occur. Each of Seller and Buyer shall notify the other party promptly upon learning of any event or circumstance that would reasonably be expected to cause any condition to Closing not be satisfied.

    7.2  Publicity.  Seller and Buyer agree that, during the Pre-Closing Period, no public release or announcement concerning the Transactions contemplated hereby shall be issued by any party without the prior consent of the other (which consent shall not be unreasonably withheld or delayed) except as such release or announcement may be required by any applicable Requirement of Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Seller shall provide Buyer access to, and facilitate meetings with, employees of the Business for purposes of making announcements concerning, and preparing for the consummation of, the Transactions.

    7.3  Records.  (a) On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all Records wherever located, subject to the following exceptions:

  (i)
  Buyer recognizes that certain Records may contain incidental information relating to the Business or may relate primarily to subsidiaries or divisions of Seller other than the Business, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

  (ii)
  Seller may retain all Records prepared in connection with the sale of the Business, including bids received from other parties and analyses relating to the Business; and

  (iii)
  Seller may deliver within a reasonable time after the Closing (in no event more than twenty (20) Business Days) such Records as to which it reasonably desires to retain copies and requires additional time in which to make such copies, provided that such temporary retention of Records shall not unreasonably disrupt the normal business operations of the Business.

  (b)
  Following the Closing, upon not less than five (5) days' prior written notice and at Buyer's sole expense, Seller agrees to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Business in Seller's possession as may be reasonably required by Buyer for financial reporting and accounting matters, preparation and filing of any Tax returns, reports or forms or the defense of any Tax Claim or assessment or other purposes, and will permit Buyer or such representatives to make abstracts from, or copies of, any of such information, or to obtain temporary possession of any thereof as may be reasonably required by Buyer at Buyer's sole cost and expense; provided, however, that such access does not unreasonably disrupt the normal operations of Seller. For a period of seven (7) years following the Closing, Seller will retain all of such information relating to the Business.

    7.4  Consents.

  (a)
  Buyer acknowledges that consents to the Transactions may be required from parties to the Assigned Contracts, that such consents may not be obtained and that, notwithstanding any other provision hereof, Seller will not assign to Buyer at the Closing any Assigned Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing.

  (b)
  Buyer agrees that Seller shall have no liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Assigned Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination. Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; provided, however, that such cooperation shall not include any requirement that Seller commence any litigation or offer or grant any accommodation (financial or otherwise) to any third Person. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained.

  (c)
  With respect to each such Assigned Contract not assigned on the Closing Date, after the Closing Date, Seller shall continue to deal with the other contracting party as the prime contracting party, and Buyer and Seller shall continue to use commercially reasonable efforts to obtain the consent of the required parties to the assignment of such Assigned Contract to

    Buyer. Such Assigned Contract shall be promptly assigned by Seller to Buyer after receipt of such consent following the Closing Date. Notwithstanding the absence of any such consent, Buyer shall be entitled to all benefits of such Assigned Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Assigned Contract, and to the extent benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Assigned Contract after the Closing Date.

    7.5  Access to Former Business Records; Cooperation in Litigation.  For a period of seven (7) years following the Closing, Buyer will retain all Records. During such period, Buyer will afford authorized representatives of Seller (including its auditors) reasonable access to such Records at reasonable times and during normal business hours at its principal business office, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Seller at Seller's sole cost and expense, provided, however, that any such access under this Section 7.6 shall not unreasonably disrupt the normal business operations of the Business after the Closing Date, and Seller shall furnish Buyer with not less than five (5) Business Days prior written notice specifying the reason for such requested access. During such period, Buyer will, at Seller's sole expense (limited, however, to Buyer's reasonable out-of-pocket expenditures), reasonably cooperate with Seller in furnishing information, evidence, testimony, making employees reasonably available for such purposes (with due regard for the exigencies of running the Business) and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Seller or any of its Affiliates is subject relating to the Business prior to the Closing (including all Excluded Liabilities).

    7.6  Preparation of Tax Returns.

  (a)
  Seller and Buyer agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Assets, the Assumed Liabilities and the Business as is reasonably necessary for the filing of all Tax Returns of or with respect to the Business, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return of or with respect to the Business.

  (b)
  Seller shall be solely liable for all of the Taxes payable in connection with the operation of the Business and the Assets during any period prior to and including the Closing Date, and to the extent that all of such Taxes are not fully paid and satisfied at Closing (or included as liabilities in the calculation of Closing Net Worth Amount pursuant to Section 2.1(a)), remain exclusively liable therefor following the Closing Date. In addition, Seller shall be solely responsible for the timely filing of all Tax Returns and reports with respect to the Business and/or the Assets with respect to any period prior to and including the Closing Date.

  (c)
  Seller shall cause no accounting method to be adopted and no position to be taken by, or with respect to, Mexico Sub in any Tax Return that has not yet been filed covering any period that includes any time period to and including the Closing Date, which is inconsistent with any accounting method or position previously adopted or taken by, or with respect to, the Mexico Sub in a Tax Return that has previously been filed, unless Buyer shall provide its written consent, which shall not be unreasonably withheld or delayed.

    7.7  Use of Trademarks and Trade Names.  Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for a period of not less than six (6) months after the Closing Date required to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of one year, to state the Buyer's former affiliation with MagneTek (e.g., formerly a division of "MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted; provided, however, that in respect of all such items in this clause (iii), such continued use will cease on the first anniversary of the Closing Date.

    7.8  WARN Act.  The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act (and any substantially similar state or local laws) as a result of the Transactions.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

    8.1  Conditions to Obligations of Buyer.  The obligation of Buyer to purchase and pay for the Assets and consummate the Transactions hereunder are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

  (a)
  The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof,

  (b)
  Seller shall have delivered to Buyer certificates dated the Closing Date and signed by an authorized officer of the Seller confirming satisfaction of the matters set forth in Sections 8.1(a) and (b) above, respectively;

  (c)
  Seller shall have entered into each of the Transfer Documents and the Post Closing Services Agreement.

  (d)
  Seller and Buyer shall have obtained all third party consents designated as "material" in Schedule 3.2(b).

  (e)
  Buyer shall have received the certificates evidencing, and instruments of transfer relating to, the Stock.

  (f)
  No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtained damages in respect of, the carrying out of the Transactions contemplated hereby; or which might materially affect the rights of Buyer to own the Assets and/or to operate or control the Business following the Closing Date, or which might have a Material Adverse Effect thereon.

  (g)
  There shall have been no: (A) material adverse change as of the Closing Date in the Business and/or Assets or the results of operations or financial or other condition of the Business and/or Assets as of the Balance Sheet Date and (B) damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or taking materially and adversely affecting the Business and/or Assets, in each case, since the Balance Sheet Date.

        (h) Buyer shall have obtained the Title Policy in respect of the Owned Real Property as set forth in Section 1.3.

        (i)  Buyer shall have received the assignments, estoppel certificates and lien waivers in respect of each Leased Real Property set forth in Section 3.8, in form and substance reasonably acceptable to Buyer and its counsel.

        (j)  As of May 31, 2001, the Business shall have a net worth (as defined in accordance with GAAP) of not less than $19,500,000 in the aggregate.

        (k) Buyer shall have received the written opinion of Tina McKnight, Esq., General Counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

    8.2  Conditions to Obligations of Seller.  The obligations of Seller to sell and deliver the Assets to Buyer and consummate the Transactions hereunder are subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions.

        (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof.

        (b) Buyer shall have delivered to Seller certificates dated the Closing Date and signed by an authorized officer of the Buyer confirming satisfaction of the matters set forth in Sections 8.2(a) and (b) above, respectively.

        (c) Buyer shall have entered into each of the Transfer Documents and the Post Closing Services Agreement.

        (d) No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtained damages in respect of, the carrying out of the Transactions contemplated hereby.

        (e) Buyer shall have delivered the Purchase Price to Seller.

ARTICLE IX
EMPLOYEE BENEFIT MATTERS

    9.1  Employees.

        (a) Buyer shall offer employment to commence as of the Closing Date to all Business Employees, other than any Business Employee listed on Schedule 9.1(a), on substantially the same salaries and wages (including division-level, but not Seller-wide, bonus and incentive programs), and with benefits under the Buyer's Benefit Plans set forth on Schedule 9.2(a). The Business Employees who accept and commence employment with Buyer are hereinafter collectively referred to as "Transferred Employees." Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Transferred Employee within the sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities, if any, under the WARN Act and any analogous state legislation relating to or arising out of the Transactions at or following the Closing. Nothing contained in this Agreement shall be deemed to limit or restrict in any manner whatsoever the ability of Buyer, in its sole discretion, to at any time following the Closing hereunder; (i) to terminate the employment, or change the compensation rate or position, of any Transferred Employee; or (ii) to amend, change or terminate any of Buyer's Benefit Plans or other agreement or arrangements relating to any Transferred Employees.

        (b) Buyer shall expressly recognize any collective bargaining representatives recognized by Seller as of the Closing Date and identified on Schedule 9.1(b) and either shall assume the collective bargaining agreements existing on the Closing Date with respect to the Business Employees or enter into good faith negotiations with the collective bargaining representative with respect to a new collective bargaining agreement. Buyer hereby acknowledges that it is a successor employer with respect to those Business Employees who are members of a collective bargaining unit and Buyer hereby assumes all obligations of Seller under the collective bargaining agreements listed on Schedule 3.11.

    9.2  Employee Benefit Plans.

        (a) Effective as of the Closing Date, Transferred Employees shall cease accruing any benefits under any Seller Plan, and Seller shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation. Effective as of the Closing Date, Buyer and/or its Affiliates shall establish or maintain only those employee benefit plans in respect of Transferred Employees as described on Schedule 9.2(a) (the "Buyer's Benefit Plans"). Seller shall take such actions as are necessary to fully vest, as of the Closing Date, the accrued benefits of each Transferred Employee under the FlexCare Plus Retirement Pension Plan and FlexCare Plus Retirement Savings Plan. With respect to Buyer's Benefit Plans, Buyer shall grant all Transferred Employees from and after the Closing Date credit for all service with Seller and its Affiliates and their respective predecessors prior to the Closing Date for all purposes (other than the accrual of benefits under a defined benefit pension plan) for which such service was recognized by Seller and its Affiliates. With respect to Buyer's Benefit Plans that provide medical or dental benefits after the Closing Date, such plans shall waive any exclusions or limitations with respect to pre-existing conditions and actively-at-work exclusions to the extent required by applicable law or already satisfied by the Transferred Employee under a Seller Plan, whichever is more favorable to the Transferred Employee, and shall provide that any expenses incurred on or before the Closing Date by a Transferred Employee or his covered dependents shall be taken into account under such Buyer's Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer shall also cause its health plan(s) to be responsible for all health benefit claims by Transferred Employees and their covered dependents for services rendered after the Closing Date to the extent such services are also covered by Buyer's health plans. For purposes of this Section 9.2, Transferred Employees shall not include any employee covered by any applicable collective bargaining agreement or any employee of Mexico Sub.

        (b) On the Closing Date, Seller shall spin-off to Buyer, and Buyer shall become the sponsor of, that portion of the MagneTek, Inc. Cafeteria Plan that is applicable to Transferred Employees, as provided in the spin-off/transfer of sponsorship agreement attached as Schedule 9.2(b) hereof.

        (c) Buyer shall cause its 401(k) plan to accept direct rollovers of cash and participant loans from Seller's 401(k) plans for those Transferred Employees who elect such direct rollovers.

    9.3  Vacation, Holiday, Sick and Severance Pay.  As of the Closing Date, Buyer shall assume all of Seller's obligations for unused vacation (including accrued vacation), holiday and sick (including accrued sick) pay payable to all Transferred Employees. Following the Closing Date, Buyer and/or its Affiliates may elect to adopt their own policies for vacation, holiday, sick pay and other related matters in respect of the Transferred Employees as set forth in Schedule 9.3. Nothing contained herein shall be deemed to limit or restrict the ability of Buyer, in its sole discretion, to at any time following the Closing Date, amend, change or terminate any such policies. For purposes of this Section 9.3, Transferred Employees shall not include any employee covered by any applicable collective bargaining agreement or any employee of Mexico Sub.

    9.4  Access to Information.  Seller shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Transferred Employee, including, but not limited to, compensation and employment histories.

    9.5  Payroll Tax.  Seller and Buyer agree that, with respect to Transferred Employees who accept employment with Buyer upon the Closing, they will take the position that they respectively meet the definitions of "predecessor" and "successor" as defined in Revenue Procedure 96-60 and IRS Regulation Section 31.3121(a)(1)-1(b). Absent a mutual agreement to the contrary, Seller and Buyer will use the "Standard Procedure" described in Section 4 of Revenue Procedure 96-60. Seller shall supply to Buyer, with respect to all Transferred Employees, all cumulative payroll information as of the Closing Date that Buyer shall reasonably request in order to comply with IRS Regulation Section 31.3121(a)(1)-1(b).

    9.6  Third-Party Beneficiaries.  No provision of this Article IX shall create any third-party beneficiary rights in any Business Employee or former employee of the Business (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

ARTICLE X
INDEMNIFICATION

    10.1  Indemnification by Seller.  Subject to the terms and conditions of this Article X, Seller shall indemnify and hold harmless each Indemnified Buyer Affiliate from any Losses suffered or incurred by such Indemnified Buyer Affiliate, resulting from or arising out of: (a) any breach of any representation or warranty of Seller contained in this Agreement, (b) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date, (c) any Excluded Liability, (d) any Losses, including Environmental Losses, relating to conditions existing as of the Closing Date at the Bridgeport Facility arising out of or relating to the release prior to the Closing Date hereof of Hazardous Materials on, at, under or emanating from the Bridgeport Facility, including the disposal of Hazardous Materials or wastes at any offsite locations and/or in connection with the Transfer Act (the "Bridgeport Losses") or (e) Seller's non-compliance with any bulk transfer or similar type of Requirements of Law pursuant to Section 6.3 hereof.

    Notwithstanding anything to the contrary contained in the Agreement, except in respect of Losses described in Section 1.5(13), as to which such deductible does not apply, Seller shall not have any obligation to indemnify under this Article X in respect of the first $100,000 of Losses suffered or incurred by the Indemnified Buyer Affiliates hereunder. In addition, Seller shall have no obligation to indemnify under this Article X in respect of any Losses exceeding an aggregate amount equal to fifty percent (50%) of the Purchase Price, as adjusted, suffered or incurred by the Indemnified Buyer Affiliates hereunder, provided, however, that any of the limitations set forth herein shall not apply in respect of any Bridgeport Losses, those Excluded Liabilities described in Section 1.5(13) (Mexican permits), or the breach of the first and second sentence of Section 3.2(a) (authority) and Section 3.7 (title), respectively.

    10.2  Indemnification by Buyer.  Subject to the terms and conditions of this Article X, Buyer shall indemnify and hold harmless each Indemnified Seller Affiliate from any Losses suffered or incurred by such Indemnified Seller Affiliate resulting from or arising out of: (a) any breach of any representation or warranty of Buyer contained in this Agreement, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date or (c) any Assumed Liability. Notwithstanding anything to the contrary in this Agreement Buyer shall not have any obligation to indemnify under this Article X in respect of the first $100,000 of Losses suffered or incurred by the Indemnified Seller Affiliates hereunder. In addition, Buyer shall have no obligation to indemnify under this Article X in respect of Losses exceeding an aggregate amount equal to fifty percent (50%) of the Purchase Price, as adjusted, suffered or incurred by the Indemnified Seller Affiliates hereunder; provided, however, that the foregoing limitation will not apply in respect of any indemnification in connection with Assumed Liabilities (x) set forth in Section 1.4(2) (Final Closing Balance Sheet) or (y) set forth in Section 1.4(3) (Assigned Contracts).

    10.3  Losses Net of Insurance, Etc.

        (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of all amounts actually recovered by the Indemnified Person under insurance policies with respect to such Loss and shall be net of any reserve in respect thereof reflected on the Final Closing Balance Sheet.

        (b) If the Indemnifying Person makes any payment under this Article X in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment and except to the extent that such subrogation is not permitted by the terms of any insurance policy or other document, to the rights of the Indemnified Person against any insurer or third Person with respect to such Losses.

        (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to any Indemnified Person for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions. The foregoing shall not be interpreted, however, to limit indemnification for the Losses incurred as a result of the assertion by a third Person (other than the parties hereto, Mexico Sub and their respective successors and assigns) in a Third-Party Claim of claims for damages of the foregoing type.

        (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses that either party may incur arising from, or relating to the Transactions contemplated hereby and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation, including no limitation of any right to contribution arising under CERCLA or any other Requirement of Law, and except as set forth in Sections 5.7(b) and 12.12, respectively, in respect of equitable remedies.

        (e) Any indemnification payment for Taxes required under this Article X shall for purposes of federal, state and local income Taxes, be treated as a purchase price adjustment.

    10.4  Termination of Indemnification for Breaches of Representations and Warranties.  The obligations to indemnify and hold harmless a party hereto pursuant to Section 10.1(a) or 10.2(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 10.6; provided, however, that such obligations to indemnify and hold harmless pursuant to Sections 10.1(a) and 10.2(a) hereunder shall not terminate and shall continue pursuant to the terms hereof, with respect to any matter as to which the Indemnified Person shall have, before the expiration of the applicable period set forth in Section 10.6, previously made a claim by giving notice thereof pursuant to Section 10.5 hereof, and provided, further, that Seller's obligations to indemnify Buyer in respect of any Excluded Liabilities and Buyer's obligations to indemnify Seller in respect of any Assumed Liabilities shall survive indefinitely following the Closing Date.

    10.5  Procedures Relating to Indemnification.  In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person shall notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim with reasonable promptness after receipt by such Indemnified Person of written notice of the Third-Party Claim with and in any event within 20 Business Days after such receipt; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except if and to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure.

    If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include, upon reasonable prior notice, the provision to the Indemnifying Person of copies of Records and information which are reasonably relevant to such Third-Party Claim, and making employees reasonably available on a mutually convenient basis in the manner specified in Section 7.6 to provide additional information and explanation of any material provided hereunder; provided, however that such cooperation shall not unreasonably disrupt the normal business operations of the Business following the Closing Date.

    Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder, and if there is a reasonable likelihood that a Third-Party Claim may materially and adversely affect an Indemnified Person and/or the Business other than as a result of money damages or money payments, then the Indemnified Person may, at its sole option, elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its out of pocket expenses reasonably incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor. No party which shall have assumed the defense of any Third-Party Claim hereunder (i.e., the Indemnifying Person or Indemnified Person) shall admit any liability with respect to, or settle, compromise or discharge, any such Third-Party Claim without the other party's prior written consent (which consent shall not be unreasonably withheld or delayed.

    10.6  Survival of Representations.  The parties hereby agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date, provided that (i) the representations and warranties contained in Section 3.15 (environmental matters) shall survive for a period of three (3) years after the Closing Date and (ii) the representations and warranties contained in the first and second sentences of Section 3.2(a) (authority) and in Section 3.7 (title) shall survive for the applicable statutes of limitation. Any obligations of a party (Seller or Buyer) to indemnify the other party for Assumed and/or Excluded Liabilities pursuant to this Agreement shall have no expiration.

    10.7  No Exhaustion of Remedies.  Except as expressly provided in Section 10.3, an Indemnified Party shall not be required to exhaust its remedies against any other Person before enforcing its rights pursuant to this Article X against an Indemnifying Party.

ARTICLE XI
DEFINITIONS

    11.1  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Accounting Firm" has the meaning set forth in Section 2.1(b)(ii).

    "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

    "Agreement" has the meaning set forth in the preamble hereto.

    "Assets" has the meaning set forth in Section 1.1.

    "Assigned Contracts" has the meaning set forth in Section 1.1(f).

    "Assumed Liabilities" has the meaning set forth in Section 1.4.

    "Base Net Worth Amount" has the meaning set forth in Section 2.1(a).

    "Bridgeport Facility" means the facilities leased by Seller in Bridgeport, Connecticut used primarily in connection with the Business.

    "Bridgeport Losses" has the meaning set forth in Section 10.1.

    "Business" has the meaning set forth in the recitals hereto.

    "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

    "Business Employee" means any individual who, at the Closing Date, is actively employed by Seller and/or Mexico Sub working primarily for the Business, including any employee who is on vacation leave or jury duty, or who is on other authorized leave of absence, other than short-term disability, family or workers' compensation leave, military service or lay-off with recall rights as of the Closing Date (all such inactive employees shall be deemed to be "Business Employees" effective as of the date they are able to return to active employment in the Business), but shall exclude any other inactive or former employee including any individual who is on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment or retired before the Closing Date.

    "Buyer" means American Circuit Breaker Corporation and/or its permitted assignees.

    "Buyer Accounts Receivable" has the meaning set forth in Section 5.3.

    "Buyer Benefit Plans" has the meaning set forth in Section 9.2(a).

    "Change of Control" means any event that would trigger a rights issuance to MagneTek stockholders pursuant to that certain Rights Agreement dated as of March 4, 1997 between Magnetek and The Bank of New York, as in effect on the Closing Date.

    "Claim" means any claim, cause of action, chose in action, fine, penalty, Lien, judgment, award, legal or administrative proceeding or decision, enforcement action, right of recovery, right of set off, or right of recoupment (including any such item relating to the payment of Taxes).

    "Closing" has the meaning set forth in Section 1.4.

    "Closing Balance Sheet" has the meaning set forth in Section 2.1(b).

    "Closing Date" has the meaning set forth in Section 1.4.

    "Closing Net Worth Amount" has the meaning set forth in Section 2.1(a).

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Competitive Business" has the meaning set forth in Section 5.6.

    "Confidentiality Agreement" has the meaning set forth in Section 6.1.

    "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which Seller is a party and relating primarily to the Business.

    "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

    "Debt" of Seller means at any date: (i) all obligations of Seller or Mexico Sub for borrowed money, (ii) all obligations of Seller or Mexico Sub evidenced by bonds, debentures, notes or other similar instruments, (iii) all debt of other parties secured by a Lien on any asset of Seller or Mexico Sub, whether or not such debt is assumed by Seller or Mexico Sub and (iv) all debt of other parties guaranteed by Seller or Mexico Sub.

    "December Balance Sheet" has the meaning set forth in Section 3.4(a).

    "Deed" has the meaning set forth in Section 1.3(a).

    "Division" has the meaning set forth in the recitals hereto.

    "Employee Benefit Plan" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for pension, supplemental pension, fringe benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or other welfare benefits or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation, including without limitation, any such plans that are: (i) "employee benefit plans" as such term is defined under Section 3(3) of ERISA; (ii) "employee pension benefit plans" as such term is defined under Section 3(2) of ERISA; and (iii) "employee welfare benefit plans" as such term is defined under Section 3(1) of ERISA.

    "Environmental Laws" means all Requirements of Law currently in effect in all applicable jurisdictions relating to pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. § 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. § 7401, the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. §2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., each as amended, and any regulations or rules adopted or promulgated pursuant thereto.

    "Environmental Loss" means any Loss that arises out of or relates to the following acts occurring prior to the Closing Date: (i) the release, use, generation, storage, disposal or transport of Hazardous Materials on, at, under or from any Owned Real Property or Leased Real Property or (ii) any material violation of, or liability arising under, any applicable Environmental Law by Seller in respect of the Business.

    "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

    "Excluded Assets" has the meaning set forth in Section 1.2.

    "Excluded Liabilities" has the meaning set forth in Section 1.4.

    "Final Closing Balance Sheet" has the meaning set forth in Section 2.1.

    "Financial Statements" has the meaning set forth in Section 3.4(a).

    "FOL" has the meaning set forth in Section 5.11(b).

    "GAAP" means generally accepted accounting principles in the United States of America.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, foreign or domestic, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Governmental Consents" has the meaning set forth in Section 3.2(c).

    "Hazardous Materials" means hazardous substances, hazardous materials, extremely hazardous substances or hazardous materials, Toxic Substances (as defined in TSCA), hazardous waste, pollutant, toxin or contaminant as defined under or characterized under, or whose use storage, handling, disposal, transportation or management are regulated by Environmental Laws, including petroleum in quantities regulated under applicable Environmental Laws.

    "Indemnified Buyer Affiliates" means Buyer, each Affiliate of it, and each of its respective officers, directors, stockholders, employees and agents.

    "Indemnified Seller Affiliates" means Seller, each Affiliate of it, and each of its respective officers, directors, stockholders, employees and agents.

    "Indemnified Person" means any Indemnified Buyer Affiliate and any Indemnified Seller Affiliate.

    "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

    "Intellectual Property" has the meaning set forth in Section 3.9.

    "Knowledge of Seller" with reference to any of the representations and warranties of Seller means the actual knowledge of Roger McGrath, Tom Gillen, John Colling, Gary Berman, or Gary Casetti.

    "Leased Real Property" has the meaning set forth in Section 3.8.

    "Lien" means, with respect to any property or assets, any lien, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest encumbrance, claim, charge or restriction on transfer of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

    "Listed Contracts" has the meaning set forth in Section 3.11.

    "Loss" means any loss, liability, fine, penalty, obligation, Claim, damage, cost or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).

    "material" means material to the Business, taken as a whole.

    "Material Adverse Effect" means, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of a Person and/or the Business, taken as a whole.

    "Mexican Antitrust Law" has the meaning set forth in Section 3.2(c).

    "Mexican Authorities" has the meaning set forth in Section 7.3.

    "Mexican Stock Purchase Agreement' means the agreement between Seller and Parallax pursuant to Section 1.1.

    "Mexico Sub" has the meaning set forth in the recitals hereto.

    "Notice of Disagreement" has the meaning set forth in Section 2.1(b)(ii).

    "Ordinary Course" means the ordinary course of the Business in the same manner as now conducted and consistent with past custom and practice.

    "Owned Real Property" has the meaning set forth in Section 3.8.

    "Parallax" means Parallax Power Components LLC.

    "Permits" means any permit, license, approval, authorization, registration, certificate, exemption, consent, right or privilege of a Governmental Authority.

    "Permitted Lien" has the meaning set forth in Section 3.7.

    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

    "Post Closing Services Agreement" means that certain agreement between Buyer and Seller substantially in the form set forth in Exhibit B.

    "Products" has the meaning set forth in Section 3.19(a).

    "Purchase Price" has the meaning set forth in Section 1.6.

    "Records" has the meaning set forth in Section 1.1(h).

    "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organization or governing documents of such Person, any foreign or domestic law, statute, treaty, rule, regulation, ordinance, judgment, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court, or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "Restricted Products" has the meaning set forth in Section 5.6(a).

    "SEC" means the Securities and Exchange Commission.

    "Seller" has the meaning set forth in the preamble hereto.

    "Seller Accounts Receivable" has the meaning set forth in Section 5.3.

    "Seller Plan" means any Employee Benefit Plan sponsored or maintained by Seller and/or its Affiliates under which Business Employees participate or are entitled to receive benefits.

    "Stay and Pay Agreements" means any agreement, whether written or oral, between a Seller, on the one hand, and any Business Employee, on the other hand, to pay any amount upon the termination of employment of the employee that is triggered by the Transactions.

    "Stock" has the meaning set forth in the recitals hereto.

    "Tax" or "Taxes" means with respect to any Person (a) all federal, state, local, foreign or other taxes, including net income, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee (similar to a tax) or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign) on such Person, and (b) any transferee or secondary liability of such Person for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, or being included or required to be included in any Tax Return relating thereto.

    "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Taxes.

    "Third-Party Claim" has the meaning set forth in Section 10.5.

    "Third-Party Consents" has the meaning set forth in Section 3.2(b).

    "Title Policy" has the meaning set forth in Section 1.3(b).

    "Transactions" has the meaning set forth in Section 1.5.

    "Transfer Documents" means the Assignment and Assumption Agreement, the Assignment of Leases, the Mexican Stock Purchase Agreement, the Deed in respect of Owned Real Property and the Patent Assignment.

    "Transfer Taxes" means excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees, but excluding any net income or other similar Taxes.

    "Transferred Employees" has the meaning set forth in Section 9.1.

    "Transitional Services Agreement" means the Transitional Services Agreement between MagneTek and Buyer in substantially the form of Exhibit D hereto providing for the provision of certain services for the periods set forth therein.

    "ULT Agreements" means (i) that certain Supply Agreement, dated June 15, 2001, between MagneTek and Universal Lighting Technologies, (ii) that certain Transitional Services Agreement, dated June 15, 2001, between MagneTek Matamoros, S.A. de C.V. and Power Component de Mexico, S.A. de C.V., (iii) that certain Trademark License Agreement ("Triad"), dated as of June 15, 2001, by and between MagneTek and Universal Lighting Technologies, Inc., and (iv) that certain a Sublease as of the date hereof between Universal Lighting Technologies, Inc. and Parallax Power Components, LLC.

    "WARN Act" means the Worker Adjustment and Retraining Act of 1988, as amended from time to time.

    11.2  Other Definitional Provisions.

        (a) Terms defined in this Agreement in sections other than Section 11.1 shall have the meanings as so defined when used in this Agreement.

        (b) As used herein, accounting terms relating to Seller not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

ARTICLE XII
GENERAL PROVISIONS

    12.1  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party, which consent will not be unreasonably withheld. The parties hereby acknowledge that, at the Closing, Buyer has assigned all of its right, title and interest in and to this Agreement to Parallax, including the right to purchase the Assets and Stock hereunder. Buyer acknowledges that such assignment does not release it from any of its obligations hereunder.

    12.2  No Third-Party Beneficiaries.  Except as provided in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

    12.3  Termination.

        (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (i) by mutual written consent of all parties;

        (ii) by Buyer, pursuant to Section 1.3 hereof (title objections to Owned Real Property);

        (iii) by Buyer, if any of the conditions set forth in Section 8.1 hereof shall not have been fulfilled on or prior to June 29, 2001, or shall become incapable of fulfillment, and shall not have been waived by Buyer;

        (iv) by Seller, if any of the conditions set forth in Section 8.2 hereof shall not have been fulfilled on or prior to June 29, 2001, or shall become incapable of fulfillment, and shall not have been waived by Seller; or

        (v) By Seller or Buyer, if any legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate the Transactions hereunder, which makes it inadvisable, in the reasonable judgment of either party, to consummate the Transactions.

        (b) In the event of termination by any party pursuant to this Section 12.3, written notice thereof shall forthwith be given to the other parties and the Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

         (i) Buyer shall return to Seller all documents and copies and other material received from Seller relating to the Transactions, whether so obtained before or after the execution hereof; and

        (ii) All confidential information received by Buyer with respect to the businesses of the Business shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

        (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 12.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 6.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 12.4 relating to certain expenses,

(iii) Section 7.2 relating to publicity, (iv) Section 3.17 relating to brokerage claims and (v) this Section 12.3. Nothing in this Section 12.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to its termination or to impair the right of any party to compel specific performance by the other parties of its obligations under this Agreement.

    12.4  Expenses.  Whether or not the Transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

    12.5  Further Assurances.  If at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, then promptly upon the request of the other party, Seller or Buyer, as the case may be, shall take such action (including, but not limited to, the execution of additional documents and instruments).

    12.6  Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

    12.7  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered or certified mail, and shall be deemed given when so delivered, as follows:

    (i)
    if to Buyer:

    Parallax Power Components, LLC and
    American Circuit Breaker Corporation
    122 East 42nd Street, Suite 1115
    New York, New York 10168
    Attention: Nathan J. Mazurek, President

    with a copy to:

    Shiboleth, Yisraeli, Roberts & Zisman, L.L.P.
    350 Fifth Avenue, Suite 6001
    New York, New York 10118-6098
    Attention: Joshua Glikman, Esq.

    (ii)
    if to Seller:

    MagneTek, Inc.
    26 Century Boulevard
    Nashville, Tennessee 37214
    Attention: Tina McKnight

    with a copy to:

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue, Suite 4800
    Los Angeles, California
    90071 Attention: Jennifer Bellah Maguire, Esq.

    12.8  Interpretation; Exhibits and Schedules.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto or in any Other Agreement shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

    12.9  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

    12.10  Entire Agreement.  This Agreement, the Post Closing Services Agreement, the Transfer Documents and the Confidentiality Agreement, together with all Exhibits and Schedules hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

    12.11  Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    12.12  Equitable Relief.  The parties hereto agree that, in the event of Seller's breach of its obligations to consummate the Transactions hereunder, monetary damages may prove insufficient and Buyer shall be entitled to the remedy of specific performance.

    12.13  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state. The parties hereby agree to submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in New York City, in respect of any action, suit or proceeding arising out of or relating to this Agreement and/or the Transactions contemplated hereby, and hereby waive any objection which any party may have to the laying of venue in any such court.

    IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

SELLER

MAGNETEK, INC., a Delaware corporation

By:	Name: John P. Colling, Jr. Title: Vice President and Treasurer

BUYER

AMERICAN CIRCUIT BREAKER CORPORATION, a New York corporation

By:	Name: Nathan J. Mazurek Title: President

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EXHIBIT 10.64
EXECUTIVE COPY
ASSET PURCHASE AGREEMENT between MAGNETEK, INC. and AMERICAN CIRCUIT BREAKER CORPORATION For the Power Components Division and Capacitor Division of MagneTek, Inc. Dated as of June 29, 2001
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE I PURCHASE AND SALE
ARTICLE II PURCHASE PRICE ADJUSTMENT AND RELATED MATTERS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE V COVENANTS OF SELLER
ARTICLE VI COVENANTS OF BUYER
ARTICLE VII MUTUAL COVENANTS
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
ARTICLE IX EMPLOYEE BENEFIT MATTERS
ARTICLE X INDEMNIFICATION
ARTICLE XI DEFINITIONS
ARTICLE XII GENERAL PROVISIONS